FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of March 10, 2009, to the Distribution Agreement, dated as of November 22, 2002 (the "Agreement"), is entered into by and among MATRIX ADVISORS VALUE FUND, INC. a Maryland corporation, (the "Fund"), QUASAR DISTRIBUTORS, LLC, (the “Distributor”) and MATRIX ASSET ADVISORS, INC. (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement, effective January 1, 2009; and

WHEREAS, Section 9, paragraph B of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MATRIX ADVISORS VALUE FUND, INC	QUASAR DISTRIBUTORS, LLC

By: /s/David Katz	By: /s/James R. Schoenike

Printed Name: David Katz	Printed Name: James R. Schoenike

Title: 3/10/09	Title: President

MATRIX ASSET ADVISORS, INC

By: /s/David Katz

Name: David Katz

Title: 3/10/09

Amended Exhibit B to the Distribution Agreement – Matrix Advisors Value Fund, Inc.
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES Annual Fee Schedule – at January 1, 2009
Basic Distribution Services*
•  1 basis point of the Fund’s average daily net assets, payable monthly in arrears
•  Minimum annual fee:  first class or series -- $5,000; each additional series -- $1,000

Advertising Compliance Review/FINRA Filings
•  $150 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter
•  Non-FINRA filed materials, e.g. Internal Use Only Materials
        $100 per job for the first 10 pages (minutes if tape or video); $20 per page (minutes if tape or video thereafter)
•  FINRA Expedited Service for 3 Day Turnaround
        $1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired)
•  $ 900 per year per registered representative (“RR”) for 3 individuals or less
•  $2,000 per year per registered representative beyond the first 3 individuals
•  Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66, 63/65
•  Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.

CCO Support Services – annual fee of $2,000 effective January 1, 2009

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage
•  overnight delivery charges
•  FINRA registration fees [to include late U5 Charge – (if applicable)]
        (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•  record retention
•  travel, lodging and meals

Fees are billed monthly.

* Subject to CPI increase
Effective with the first day after expiration of the first twelve (12) months of service, the fees and charges set forth in this Schedule shall be increased over the fees and charges during the previous twelve (12) months in the amount equal to the change in the Consumer Price Index for all Urban Consumers in the Milwaukee, Wisconsin Metropolitan Statistical Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor Statistics (“CPI-U”) during the five (5) year period immediately preceding expiration of the first 12 month service period.  Thereafter, all of the fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twelve (12) months.